Exhibit 1.06

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
FOR IMMEDIATE RELEASE
CDC Software Expects to Exceed Wall Street Consensus Estimates
for Third Quarter GAAP Net Income by 33 percent and Adjusted
EBITDA by 15 percent
SHANGHAI, ATLANTA — Oct. 30, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced that, based on preliminary financial projections and estimates, the company expects third quarter 2009 GAAP net income to be in the range of (U.S.)$5.8 million to (U.S.)$6.4 million and Adjusted EBITDA (a) to be in the range of (U.S.)$12.9 million to (U.S.)$13.5 million, exceeding Wall Street estimates for the quarter.
First Call consensus estimates for CDC Software’s third quarter of 2009 are (U.S.)$4.6 million for GAAP net income and (U.S.)$11.5 million for Adjusted EBITDA. Third quarter non-GAAP net income per share (a) is expected to be in the range of (U.S.)$0.32 to (U.S.)$0.34 cents per share. This exceeds the First Call consensus estimate of (U.S.)$0.27 per share for non-GAAP net income per share. CDC Software expects third quarter 2009 revenue to be in the range of (U.S.)$48.3 million to (U.S.)$48.9 million, which is in line with First Call consensus estimates.
“We are pleased that, according to our preliminary estimates, we expect to exceed Wall Street consensus for Non-GAAP net income per share by 22 percent,” said Peter Yip, CEO of CDC Software. “Third quarter GAAP net income and Adjusted EBITDA are expected to exceed analyst consensus by 33 percent and 15 percent, respectively. Third quarter EBITDA margin is expected to increase to 27 percent compared to 22 percent in the same period last year. It is also important to note that since CDC Software went public in August, this is the second consecutive quarter we have beaten our internal quarterly expectations, which we believe were the most appropriate measurements for us at the time since analyst coverage of CDC Software did not start until the third quarter, which in itself exceeded analyst expectations. As for the current quarter, our fourth quarter sales pipeline has continued to increase and has shown steady growth over the last four quarters. In addition, our cross-sell opportunities in the fourth quarter have continued to increase along with the growth in our sales pipeline. We also are seeing organic sales growth and expect license revenue from new logo customers to double in the third quarter of 2009 compared to the second quarter of 2009. We have already closed several significant deals in food and beverage and the financial services industries in the fourth quarter.”
Yip added, “Despite the global recession and subsequent slow recovery, we believe we are well positioned to continue improving our business fundamentals and key operational metrics. Finally, with improving operating metrics and increasing net cash on hand estimated to be approximately $60 million at the end of the third quarter, we are poised to continue our growth through organic and cross-sell sales opportunities, as well as synergistic acquisitions in both the on-premise as well as Software as a Service (SaaS) models.”

CDC Software
Unaudited Reconciliation From GAAP Results to Adjusted EBITDA and Adjusted Net Income
Based on the Mid Point of the Range
(Amounts in thousands of U.S. dollars except share and per share data)

Three months
ended
September 30,
2009
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income from continuing operations	$7,189
Add back restructuring and other changes	900
Add back depreciation expense	766
Add back amortization expense	1,094
Add back amortization expense included in cost of revenue	3,388
Add back stock compensation expenses	750
Add back exchange gain on deferred taxes	(865)

Adjusted EBITDA	$13,222

Adjusted EBITDA margin %	27%

(1)	Adjusted EBITDA does not include the adjustment related to capitalized software costs which are credited against research and development expenses in our consolidated statement of operations.
Below is a summary of capitalized software credits for the three months ended September 30, 2009

Three months
ended
September 30,
2009
Capitalized software credits	$(905)

Three months
ended
September 30,
2009
(a) Reconciliation from GAAP Net Income to Adjusted Net Income and Adjusted Net Income per Share
Net income attributable to controlling interest	$6,242
Add back amortization expense	1,094
Add back amortization expense included in cost of revenue	3,388
Subtract capitalized software credits	(905)
Add back stock based compensation	750
Add back restructuring	900
Add back exchange gain loss on deferred tax assets	(865)
Add back non cash tax expense	642
Tax affect on all reconciling items@31%	(1,620)

Adjusted Net Income	$9,626

Adjusted Net Income as % of revenues	20%
Weighted average shares outstanding (basic and dilutive)	28,999,740
Adjusted Net Income per share (basic and dilutive)	$0.33

(a) Adjusted Financial Measures
This press release includes Adjusted EBITDA and non-GAAP net income per share, which are not prepared in accordance with GAAP (collectively, the “Non-GAAP Financial Measures”). Non-GAAP Financial Measures are not alternatives for measures such as EBITDA, net income, and earnings per share prepared under generally accepted accounting principles in the United States (“GAAP”). These Non-GAAP Financial measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.
Investors should be aware that these Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP. Reconciliations of Non-GAAP Financial Measures to GAAP are provided in this press release.
* Special Note Regarding CDC Software Preliminary Financial Results
The preliminary financial results provided herein apply only to CDC Software Corporation, a subsidiary of CDC Corporation. These preliminary financial results do not apply to, and are not indicative of, the consolidated financial results of CDC Corporation, or the financial results of CDC Games Corporation, China.com, Inc. or any of their respective subsidiaries. Investors are cautioned not to place reliance on the preliminary financial results set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation, and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation and CDC Software Corporation, from time to time.
About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time event management), e-M-POWER (discrete manufacturing), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations relating to GAAP net income, Adjusted EBITDA, non-GAAP net income per share, revenue and our performance in relation to Wall Street consensus amounts with respect thereto, our expectations regarding third quarter 2009 EBITDA margin, our beliefs regarding our internal quarterly expectations, our beliefs regarding our sales pipeline and cross-selling opportunities, our expectations regarding new logo license sales in the third quarter of 2009 and our sales pipeline, our beliefs regarding our future performance, our beliefs regarding our ability to continue improving our business fundamentals and key operational metrics, our beliefs regarding our ability to continue our growth through organic and cross-sell sales, as well as synergistic acquisitions in both the on-premises model as well as Software as a Service (SaaS), and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; and (p) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.